August 27, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC     20549
ATTENTION: Document Control - EDGAR

RE: Item 77K ("Change in Certifying
Accountant") on Form N-SAR for "Matrix/LMH
Value Fund" (EIN# 22-2457376; SEC File#
811-3758; CIK# 720498)


Gentlemen,

     On June 28, 1999, Matrix/LMH Value
Fund dismissed Pricewater-houseCoopers LLP as its independent accountants. The
Registrant's Board of Directors
participated in and approved the decision to change independent accountants.

     The reports of PricewaterhouseCoopers
LLP on the financial statements for the
two fiscal years ended June 30, 1998 and the period ended June 28, 1999 contained no adverse opinion or dis-claimer of opinion and were not qualified or modified as to uncer-tainty, audit scope or accounting principle.

     In connection with its audits for the
two most recent fiscal years, there have been no disagreements with
PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which dis-agreements if not resolved to the satisfaction of Pricewaterhouse-Coopers
LLP would have caused them to make
reference thereto in their report on the financial statements for such years.

     During the two fiscal years ended
June 30, 1998 and the per-iod ended June
28, 1999, there have been no reportable
events (as defined in Regulation S-K Item
304(a)(1) (v)).

     The Registrant has requested that
PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated
August 27, 1999, is filed as an Exhibit to this Form N-SAR.





  Your truly,


  Kevin Page

  Assistant Treasurer

  Matrix/LMH Value Fund